SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934



                       Date of Report:  September 21, 1995


                        FEDERATED DEPARTMENT STORES, INC.

                     1440 Broadway, New York, New York 10018
                                 (212) 840-1440

                                      -and-

                  7 West Seventh Street, Cincinnati,Ohio 45202
                                 (513) 579-7000




              Delaware                  1-13536             13-3324058
       -------------------------------------------------------------------------
       (State of Incorporation)   (Commission File No.)    (IRS Id. No.)











                             Exhibit Index on Page 25

Item 5.   Other Events.
          -------------

          This Current Report on Form 8-K is being filed with the Securities and Exchange Commission (the "Commission") by Federated Department Stores, Inc. ("Federated") for the purpose of setting forth the following information to be incorporated by reference into Federated's Registration Statement on Form S-3 (File No. 33-59691):

                               RECENT DEVELOPMENTS

          On August 14, 1995, Federated, a wholly owned subsidiary of Federated ("Newco"), and Broadway Stores, Inc. ("Broadway") entered into an agreement (the "Merger Agreement") pursuant to which, on the terms and subject to the conditions set forth therein, Newco will be merged with and into Broadway (the "Merger"), and Broadway will thereby become a subsidiary of Federated. The Merger is intended to permit Federated to broaden its base of department store operations in the areas in which Broadway's department stores are operated (primarily California and the Southwestern United States).

          At the effective time of the Merger (the "Effective Time"), among other things, each outstanding share of Broadway common stock will be converted into 0.27 shares of common stock of Federated ("Common Stock"), resulting in the issuance of approximately 12.7 million shares of Common Stock. In addition, the Merger will result in (i) adjustments to outstanding options to purchase Broadway common stock so that such options will become exercisable in the aggregate to purchase approximately 1.5 million shares of Common Stock at prices ranging from $14.81 to $51.85 per share and (ii) adjustments to outstanding warrants to purchase Broadway common stock, and the issuance of Broadway preferred stock exchangeable for warrants to purchase Common Stock, so that such adjusted warrants and such warrants issuable upon the exchange of such preferred stock will be exercisable in the aggregate to purchase approximately 0.6 million shares of Common Stock at a price of $62.96 per share (subject to adjustment in certain circumstances).

          In connection with the Merger Agreement, Federated and Broadway's majority stockholder entered into an agreement, pursuant to which, among other things, such stockholder agreed to vote all of the shares of Broadway common stock owned by it in favor of the adoption of the Merger Agreement and granted to Federated an option to purchase such shares for consideration consisting of
0.27 shares of Common Stock for each such share of Broadway common stock. In addition, Federated, a wholly owned subsidiary of Federated ("FNC II"), and The Prudential Insurance Company of America ("Prudential") entered into an agreement (the "Prudential Agreement") providing for the purchase by FNC II from Prudential of certain mortgage indebtedness of Broadway (the "Broadway/Prudential Mortgage Debt") for consideration consisting of a $221.1 million promissory note of FNC II and, at FNC II's option, either $200.0 million in cash or a number of shares of the Common Stock determined in accordance with the provisions of the Prudential Agreement. Each of Prudential and Broadway's majority stockholder was granted certain registration rights with respect to the shares of Common Stock issuable to it in connection with the transactions described above.

          The obligations of Federated and Broadway to consummate the Merger are conditioned upon, among other things, (i) adoption of the Merger Agreement by Broadway's stockholders; (ii) the absence of any order or injunction that prohibits the consummation of the transactions contemplated by the Merger Agreement; and (iii) all consents, authorizations, orders, and approvals of any governmental authority required in connection with the Merger Agreement having been obtained, other than any such consents, authorizations, orders, or approvals which, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of Broadway. The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause Federated to divest itself, in whole or in part, of Broadway or of other assets owned or businesses conducted by Federated. Under certain circumstances, private parties and state governmental authorities could also bring legal action under the antitrust laws challenging the Merger.

          Federated anticipates that a number of Broadway's stores will be disposed of following the Merger. As of the date hereof, however, Federated had not entered into any agreements providing for such dispositions and there can be no assurance that Federated will do so or as to the timing or terms thereof. If the Merger is completed, Federated anticipates that Broadway's retained department stores will be converted into Macy's, Bullock's, or Bloomingdale's stores commencing early in 1996.

          On or about the date hereof, Federated intends to enter into an agreement providing for the issuance and sale in an underwritten public offering of $250.0 million aggregate principal amount of Convertible Subordinated
Notes Due 2003 of Federated (the "Notes"), and for the grant to the underwriters of such offering of an option to purchase up to an additional $37.5 million aggregate principal amount of Notes to cover over-allotments, if any. The net proceeds of the offering of the Notes (the "Offering") are estimated to be approximately $243.8 million (assuming that the Underwriters' over-allotment option is not exercised). Of such amount, up to approximately $145.0 million is expected to be used to fund the aggregate purchase price for such of the 6-1/4% Convertible Senior Subordinated Notes Due 2000 of Broadway (the "Broadway Convertible Notes") that Broadway may be required to purchase pursuant to a mandatory offer to repurchase all of the Broadway Convertible Notes following the Merger. The remainder of such amount, together with other funds available to Federated, is expected to be used to pay certain costs and expenses associated with the Merger and the conversion of certain of Broadway's stores into Macy's, Bullock's, and Bloomingdale's stores (including costs and expenses associated with the remodelling of such stores in connection with such conversions). Prior to the application thereof as described above, the net proceeds of the Offering are expected to be used by Federated to temporarily reduce revolving credit borrowings. If the Merger were to fail to occur (which failure is not anticipated), it is anticipated that the net proceeds of the Offering would be used for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions, new store construction, store expansions, and further investments in technology.

          See "Capitalization" and "Unaudited Pro Forma Financial Information" for certain information giving effect to the consummation of the Merger, the purchase by FNC II of the Broadway/Prudential Mortgage Debt, and the issuance and sale of the Notes, as though such transactions had been consummated as of specified historical dates.


                                 CAPITALIZATION

          The following table sets forth (i) the capitalization of each of Federated and Broadway as of July 29, 1995, (ii) the pro forma capitalization of Federated as of that date, giving effect to the consummation of the Merger and the purchase by FNC II of the Broadway/Prudential Mortgage Debt for consideration assumed to consist of a $221,149,531 promissory note of FNC II, 6,751,055 shares of the Common Stock, and $6,751,051 in cash, and (iii) the pro forma capitalization of Federated as of such date, as adjusted to give effect to the Offering (assuming no exercise of the underwriters' over-allotment option) and the application of the net proceeds thereof to repurchase the entire outstanding principal amount of the Broadway Convertible Notes and to temporarily reduce revolving credit borrowings (see "Recent Developments"), as if such transactions had been consummated as of such date.

          The pro forma information set forth below is presented for illustrative purposes only and is not necessarily indicative of what Federated's actual consolidated capitalization would have been had the foregoing transactions been consummated on July 29, 1995, nor does it give effect to (a) any transactions other than the foregoing transactions and those discussed in the Notes to Unaudited Pro Forma Financial Information contained herein or (b)

Federated's or Broadway's respective results of operations since July 29, 1995. Accordingly, the pro forma information set forth below does not purport to be indicative of Federated's consolidated capitalization as of the date hereof, the Effective Time, or any other future date.

          The following table should be read in conjunction with the historical financial statements of Federated and Broadway, the unaudited pro forma financial information and the related notes, and the other information contained herein.

                                    PRO FORMA CAPITALIZATION
                                          July 29, 1995
                                           (unaudited)
                                         (in thousands)

                                                       Historical                       As Adjusted
                                               -------------------------
                                                                                          for the
                                                 Federated      Broadway   Pro Forma      Offering
                                                 ---------    ----------   ---------   -------------
Short-term debt:
   Bank credit facility   . . . . . . . . . .   $    200,000  $    ----  $    200,000  $    100,000
   Working capital facility   . . . . . . . .         ----        51,676      51,676         51,676
   Current portion of long-term debt  . . . .         59,988       6,750      66,738         66,738
                                                  ----------  ----------  ----------    -----------
      Total short-term debt   . . . . . . . .        259,988      58,426     318,414        218,414
                                                  ----------  ----------  ----------    -----------

Long-term debt:
   Bank credit facility   . . . . . . . . . .      1,700,000      ----     1,700,000      1,700,000
   Receivables backed certificates  . . . . .      1,654,052      ----     1,654,052      1,654,052
   Receivable based financing   . . . . . . .         ----       503,584     503,584        503,584
   The Notes  . . . . . . . . . . . . . . . .         ----        ----        ----          250,000
   Senior notes   . . . . . . . . . . . . . .        450,000      ----       450,000        450,000
   Mortgages    . . . . . . . . . . . . . . .        416,844     521,384     517,078        517,078
   Senior convertible discount notes    . . .        307,383      ----       307,383        307,383
   FNC note   . . . . . . . . . . . . . . . .         ----        ----       221,150        221,150
   Broadway Convertible Notes (a)   . . . . .         ----       143,750     143,750         ----
   Tax notes  . . . . . . . . . . . . . . . .        174,749      ----       174,749        174,749
   Note monetization facility (b)   . . . . .        352,000      ----       352,000        352,000
   Capitalized leases   . . . . . . . . . . .         65,633      39,930     105,563        105,563
   Other    . . . . . . . . . . . . . . . . .            784      ----           784            784
                                                  ----------  ---------- -----------    -----------
      Total long-term debt    . . . . . . . .      5,121,445   1,208,648   6,130,093      6,236,343
                                                  ----------  ---------- -----------    -----------
          Total debt  . . . . . . . . . . . .      5,381,433   1,267,074   6,448,507      6,454,757
                                                  ----------  ---------- -----------    -----------

Shareholders' equity:
   Common stock outstanding   . . . . . . . .          2,126         470       2,321          2,321
   Preferred stock outstanding    . . . . . .         ----             8      ----           ----
   Additional paid-in capital   . . . . . . .      3,712,681     502,545   4,269,068      4,269,068
   Retained earnings (deficit)    . . . . . .        369,948   (197,610)     369,948        369,948
   Treasury stock   . . . . . . . . . . . . .      (560,436)       ----    (560,436)      (560,436)
                                                  ----------  ---------- -----------    -----------
      Total shareholders' equity    . . . . .      3,524,319     305,413   4,080,901      4,080,901
                                                  ----------  ---------- -----------    -----------
          Total capitalization  . . . . . . .     $8,905,752  $1,572,487 $10,529,408    $10,535,658
                                                  ==========  ========== ===========    ===========
Ratio of total debt to total capitalization
   (excluding note monetization facility)   .        58.80%       80.58%     59.90%          59.93%
                                                  =========   ==========  =========     ===========

-------------------
(a) Following the consummation of the Merger, Broadway will be required to offer to purchase all of the outstanding Broadway Convertible Notes at a price equal to the principal amount thereof plus accrued interest.

(b) The note monetization facility represents debt of a trust of which Federated is the beneficiary. The repayment of such debt is nonrecourse to Federated and its assets (other than its interests in such trust).

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial statements of Federated give effect to (i) the consummation of the Merger and the purchase by FNC II of the Broadway/Prudential Mortgage Debt for consideration assumed to consist of a $221,149,531 promissory note of FNC II, 6,751,055 shares of Common Stock, and $6,751,051 in cash (the "Debt Purchase") and (ii) the Offering (assuming no exercise of the underwriters' over-allotment option) and the application of the net proceeds thereof to repurchase the entire outstanding principal amount of the Broadway Convertible Notes and to temporarily reduce revolving credit borrowings (see "Recent Developments"), in each case as if the foregoing transactions had been consummated on July 29, 1995, in the case of the Unaudited Pro Forma Balance Sheet at July 29, 1995, and on January 30, 1994, in the case of the Unaudited Pro Forma Statements of Operations for the 26 weeks ended July 29, 1995 and the 52 weeks ended January 28, 1995. Because Federated's acquisition of Macy's on December 19, 1994 was accounted for under the purchase method of accounting, Federated's historical statements of operations give effect to the results of operations of the R.H. Macy & Co. ("Macy's") business only from and after such date. The Unaudited Pro Forma Statement of Operations for the 52 weeks ended January 28, 1995 gives effect to Federated's acquisition of Macy's as if such acquisition had been consummated on January 30, 1994 rather than on December 19, 1994.

    The following unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what Federated's actual financial position or results of operations would have been had the foregoing transactions, including the acquisition of Macy's, been consummated on such dates, nor does it give effect to (a) any transactions other than those discussed above or in the accompanying Notes to Unaudited Pro Forma Financial Information, (b) Federated's or Broadway's results of operations since July 29, 1995, (c) the synergies, cost savings, and one-time charges expected to result from the Merger and from the acquisition of Macy's, or (d) the effects of sales of stores which may occur subsequent to the Merger. Accordingly, the pro forma financial information does not purport to be indicative of Federated's financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Effective Time, for any period ending at the Effective Time, or as of or for any other future date or period.

    The following unaudited pro forma financial information is based in part on the historical financial statements of Federated and Broadway (and, with respect to the 52-weeks ended January 28, 1995, certain financial data of Macy's) and should be read in conjunction with such historical financial statements, the related notes, and the other information contained herein or in the exhibits hereto. Certain historical financial statements of Broadway and Macy's are filed as Exhibits 99.1 and 99.2, respectively, hereto and are incorporated herein by reference. Certain items derived from Broadway's historical financial statements have been reclassified to conform to the pro forma presentation.

    In the preparation of the following unaudited pro forma financial information, it has been generally assumed that the historical book value of Broadway's assets approximates the fair value thereof, as an independent valuation has not been completed. Federated will be required to determine the fair value of the assets of Broadway (including intangible assets) as of the Effective Time. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma financial information, there can be no assurance with respect thereto.

    The retail business is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the months of November and December than in other periods. Because of this seasonality and other factors, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year.

                                 UNAUDITED PRO FORMA BALANCE SHEET
                                           July 29, 1995
                                          (in thousands)


                                         Historical            Pro Forma Adjustments
                                         ----------            ---------------------
                                  Federated      Broadway       Debit        Credit     Pro Forma
                                  ---------      --------       -----        ------     ---------
ASSETS:
 Current Assets:
      Cash  . . . . . . . . . .  $  238,173   $     15,901     $        $    8,000(b)      $239,323
                                                                             6,751(c)
      Accounts Receivable   . .   2,157,512        559,939                                2,717,451
      Merchandise Inventories
                                  2,694,564        390,825                  12,313(b)     3,054,164
                                                                            18,912(b)

      Supplies and prepaid
        expenses  . . . . . . .     107,509         25,418                  15,800(b)       117,127
      Deferred income taxes   .     198,123                                                 198,123
                                -----------   -------------                             -----------
       Total Current Assets  . .  5,395,881        992,083                                6,326,188
      Property and Equipment -
        net   . . . . . . . . .   5,261,698        885,002                                6,146,700
      Intangible Assets - net     1,027,033        ------     134,937(b)                  1,161,970
      Notes Receivable  . . . .     407,276        ------                                   407,276
      Other Assets  . . . . . .     365,436         34,521      6,250(a)    20,757(b)       385,450
                                -----------    -----------   --------     --------      -----------
       Total Assets   . . . . . $12,457,324    $ 1,911,606   $141,187      $82,533      $14,427,584
                                ===========    ===========   ========      =======      ===========
LIABILITIES AND SHAREHOLDERS'
EQUITY:
  Current Liabilities:
     Short-term debt  . . . . . $   259,988    $    58,426   $100,000(a) $                 $218,414
     Accounts payable and
       accrued liabilities  . .   2,139,335        220,324                                2,359,659
     Income taxes   . . . . . .      35,729            824                                   36,553
                                 -----------   ------------                             -----------
       Total Current
         Liabilities  . . . . .   2,435,052        279,574                                2,614,626
     Long-Term Debt   . . . . .   5,121,445      1,208,648    421,150(c)   221,150(c)     6,236,343
                                                              143,750(a)   250,000(a)
     Deferred Income Taxes  . .     873,285         14,850                                  888,135
     Other Liabilities  . . . .     503,223        103,121      4,300(b)     7,718(b)       607,579
                                                                2,183(b)
     Shareholders' Equity   . .   3,524,319        305,413    305,413(b)   363,333(b)     4,080,901
                                                                           193,249(c)
                                -----------    -----------   --------     --------      -----------

        Total Liabilities and
         Shareholders' Equity   $12,457,324    $ 1,911,606   $976,796   $1,035,450      $14,427,584
                                ===========    ======================   ==========      ===========


      See accompanying Notes to Unaudited Pro Forma Financial Information.

                           UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              For the 26 Weeks Ended July 29, 1995
                            (in thousands, except for per share data)

                                        Historical           Pro Forma Adjustments
                                        ----------           ---------------------
                                  Federated     Broadway      Debit       Credit      Pro Forma
                                  ---------     --------      -----       ------      ---------
Net sales, including leased
 department sales   . . . . . . $ 6,035,255   $  884,550   $           $            $ 6,919,805
                                -----------   -----------                           -----------
Cost of sales   . . . . . . . .   3,686,836      676,550     ----  (a)  103,075 (d)   4,276,111
                                                            15,800 (b)
Selling, general and
  administrative expenses   . .   2,137,846      226,247     3,374 (c)                2,470,542
                                                           103,075 (d)
Business integration and
 consolidation expenses   . . .     172,345        ----                                 172,345


Charitable contribution to
 Federated Department Stores
 Foundation   . . . . . . . . .       25,581        ----                                 25,581
                                 -----------  ----------                             ----------
Operating income (loss)   . . .      12,647     (18,247)                                (24,774)
Interest expense    . . . . . .   (223,558)     (62,499)     8,198 (e)   28,486 (f)    (264,524)
                                                                          1,245 (g)
Interest income   . . . . . . .      22,790         ----                                 22,790
                                -----------   ----------                             ----------
Loss before income taxes  . .     (188,121)     (80,746)                               (266,508)
Federal, state and local income
tax benefit . . . . . . . . . .       64,196        ----                 30,755 (h)      94,951
                                 -----------       -----                             ----------
Net loss  . . . . . . . . . . . $ (123,925)   $ (80,746)                             $ (171,557)
                                ===========   ==========                             ==========


                                   OTHER INCOME STATEMENT DATA

EBITDA (i)  . . . . . . . . . .  $  441,354   $      425                             $  425,979
Loss per share of common stock       (0.68)       (1.72)                                 (0.85)
Deficiency of earnings to fixed
  charges . . . . . . . . . . .     188,807       81,260                                267,708

      See accompanying Notes to Unaudited Pro Forma Financial Information.

                                                        UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                          For the 52 Weeks Ended January 28, 1995
                                                         (in thousands, except for per share data)

                                                                         Pro Forma Adjustments
                                                                         for Macy's Acquisition
                                                                       -------------------------


                                                           Historical                                             Historical
                                                           Federated      Debit         Credit       Pro Forma    Broadway
                                                           ----------     -----         ------       ---------    ----------
Net sales, including leased department sales  . . . . . .  $8,315,877    $           $5,631,177 (A)  $13,947,054  $2,086,804
                                                           ----------                                 ----------  ----------
Cost of sales   . . . . . . . . . . . . . . . . . . . . .   5,131,363  3,405,824 (A)                   8,537,187   1,560,035

Selling, general and administrative expenses  . . . . . .   2,549,122  2,110,615 (A)     22,682 (D)    4,575,351     463,075
                                                                          22,975 (B)     84,679 (E)
Unusual items   . . . . . . . . . . . . . . . . . . . . .      85,867    195,719 (A)                     281,586         ---
                                                           ----------                                -----------  ----------
Operating income  . . . . . . . . . . . . . . . . . . . .     549,525                                    552,930      63,694
Interest expense  . . . . . . . . . . . . . . . . . . . .    (262,115)   146,104 (A)                    (465,217)   (100,904)
                                                                          56,998 (C)
Interest income   . . . . . . . . . . . . . . . . . . . .     43,874                        255 (A)       44,129         ---
                                                           ----------                                -----------  ----------

Income (loss) before earthquake loss,
  reorganization items and income taxes   . . . . . . . .    331,284                                     131,842     (37,210)
Earthquake loss   . . . . . . . . . . . . . . . . . . . .         --      15,000 (A)                     (15,000)        ---
Reorganization items  . . . . . . . . . . . . . . . . . .         --                     50,914 (A)       50,914         ---
                                                           ----------                                -----------  ----------

Income (loss) before income taxes   . . . . . . . . . . .    331,284                                     167,756     (37,210)
Federal, state and local income tax expense   . . . . . .   (143,668)                    31,003 (F)      (86,011)       (150)
                                                                                         26,654 (A)
                                                           ----------                                -----------  ----------
Income (loss) from continuing operations  . . . . . . . .  $ 187,616                                 $    81,745  $  (37,360)
                                                           ==========                                ===========  ==========

                                                               OTHER INCOME STATEMENT DATA

EBITDA (i)  . . . . . . . . . . . . . . . . . . . . . . .  $ 921,253                                 $ 1,303,359  $   95,770

Income (loss) from continuing operations
 per share of common stock    . . . . . . . . . . . . . .  $    1.41                                 $      0.45  $    (0.80)

Ratio of earnings to fixed charges  . . . . . . . . . . .       1.99x                                       1.28x        ---
Deficiency of earnings to fixed charges . . . . . . . . .          --                                         ---     40,022



                                                            Pro Forma Adjustments for
                                                              the Merger, the Debt
                                                              --------------------
                                                            Purchase and the Offering
                                                            -------------------------

                                                             Debit       Credit      Pro Forma
                                                             -----       ------      ---------
Net sales, including leased department sales  . . . . . .  $            $            $16,033,858
                                                                                     -----------
Cost of Sales   . . . . . . . . . . . . . . . . . . . . .      295 (a)  201,242 (d)    9,896,275
                                                                -- (b)
Selling, general and administrative expenses  . . . . . .    6,747 (c)                 5,246,415
                                                           201,242 (d)
Unusual Items   . . . . . . . . . . . . . . . . . . . . .                                281,586
                                                                                     -----------
Operating income  . . . . . . . . . . . . . . . . . . . .                                609,582
Interest expense  . . . . . . . . . . . . . . . . . . . .   15,626 (e)   54,253 (f)     (526,296)
                                                                --        1,198 (g)
Interest income   . . . . . . . . . . . . . . . . . . . .                                 44,129
                                                                                     -----------

Income (loss) before earthquake loss,
  reorganization items and income taxes   . . . . . . . .                                127,415
Earthquake loss   . . . . . . . . . . . . . . . . . . . .                                (15,000)
Reorganization items  . . . . . . . . . . . . . . . . . .                                 50,914
                                                                                     -----------

Income (loss) before income taxes   . . . . . . . . . . .                                163,329
Federal, state and local income tax expense   . . . . . .    1,101 (h)                   (87,262)

                                                                                     -----------
Income (loss) from continuing operations  . . . . . . . .                            $    76,067
                                                                                     ===========


                                                               OTHER INCOME STATEMENT DATA

EBITDA (i)  . . . . . . . . . . . . . . . . . . . . . . .                            $ 1,398,834

Income (loss) from continuing operations
 per share of common stock    . . . . . . . . . . . . . .                            $      0.38

Ratio of earnings to fixed charges  . . . . . . . . . . .                                   1.24x
Deficiency of earnings to fixed charges . . . . . . . . .                                     --


      See accompanying Notes to Unaudited Pro Forma Financial Information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


Note 1.  Unaudited Pro Forma Balance Sheet Adjustments

(a) To record the receipt of net proceeds of the Offering in the amount of $243.8 million and the application of $143.8 million of such proceeds to repurchase the entire outstanding principal amount of the Broadway Convertible Notes.

(b) To record: (i) the Merger, which will be accounted for under the purchase method of accounting, and the assumed issuance of 12,692,852 shares of Common Stock at an assumed per share price of $28.625 (which was the closing price of such shares on the NYSE on September 20, 1995; (ii) adjustments to reflect the net assets acquired at fair value; and (iii) the excess of cost over net assets acquired, all as set forth below:

                              Debit      Credit                 Description
                              -----      ------                 -----------
                               (in thousands)
Cash        . . . . . . .   $            $  8,000  Payment of transaction costs
Merchandise inventories .                  12,313  Elimination of Broadway's last-in,
                                                   first-out ("LIFO") adjustment
                                           18,912  Elimination of indirect costs
                                                   capitalized in Broadway's inventory
Supplies and prepaid
 expenses   . . . . . . .                  15,800  Elimination of deferred expenses of
                                                   Broadway
Intangible assets - net .     134,937              To record excess of cost over net assets
Other assets  . . . . . .                 20,757   Elimination of deferred financing
                                                   costs of Broadway
Other liabilities . . . .                  7,718   Adjustment to fair value of
                                                   Broadway's pension liability
                                4,300              Adjustment to fair value of
                                                   Broadway's other postretirement
                                                   benefits liabilities
                                2,183              Elimination of Broadway's rent
                                                   abatement reserve
Shareholders' equity  . .     305,413              Elimination of Broadway's
                                                   shareholders' equity
                                          363,333  Issuance of equity pursuant to the
                            ---------    --------
                                                   Merger
                             $446,833    $446,833
                             ========    ========


(c) To record the purchase by FNC II of the Broadway/Prudential Mortgage Debt for consideration assumed to consist of a $221,149,531 promissory note of FNC II, 6,751,055 shares of Common Stock, and $6,751,051 in cash. If FNC II elects to pay a portion of the purchase price under the Prudential Agreement in the form of Common Stock, such purchase price will be determined with reference to actual market prices for shares of Common Stock (which market prices may be higher or lower than the $28.625 per share price assumed for purposes of the pro forma information).

Note 2. Unaudited Pro Forma Statements of Operations for the 26 Weeks Ended July 29, 1995 and the 52 Weeks Ended January 28, 1995--Adjustments for the Merger, the Debt Purchase, and the Offering.

(a) To adjust Broadway's cost of sales to eliminate the effects of the capitalization of inventory costs which will be expensed subsequent to the Merger.

(b) To adjust Broadway's cost of sales to eliminate the effects of deferred expenses written off in connection with the Merger.

(c) To record amortization of estimated excess of cost over net assets acquired over an assumed 20-year period.

(d) To reclassify buying and occupancy costs as selling, general, and administrative expenses consistent with Federated's accounting policies.

(e) To record interest expense on the promissory note issued by FNC II in connection with the purchase of the Broadway/Prudential Mortgage Debt at assumed rates per annum of 7.41% for the 26 weeks ended July 29, 1995 and 7.07% for the 52 weeks ended January 28, 1995.

(f) To reverse historical interest expense on the Broadway/Prudential Mortgage Debt purchased by FNC II and to reverse amortization of deferred financing costs.

(g) To record interest expense on the Notes at the assumed interest rate per annum of 5.25% (which assumed rate may vary from the actual rate of interest thereon) and to reverse historical expense interest of 6.25% per annum on the Broadway Convertible Notes and reduce interest expense on revolving credit borrowings.

(h) To adjust income tax expense (benefit) based upon an assumed composite (federal, state, and local) income tax rate of 41%.

(i) EBITDA is defined for purposes of the pro forma information as earnings before interest, taxes, depreciation, amortization, and unusual items. EBITDA does not represent and should not be considered as an alternative to net income or cash flow as determined by generally accepted accounting principles.


Note 3. Unaudited Pro Forma Statement of Operations for the 52 Weeks Ended January 28, 1995-- Adjustments for the Macy's Acquisition

(A) To record historical results of Macy's prior to December 19, 1994.

(B) To record amortization of excess of cost over net assets acquired over a 20-year period and the fair value of Macy's trade names over a 40-year period.

(C) To record interest expense on the indebtedness incurred in connection with the acquisition of Macy's and to reverse historical interest expense on certain indebtedness of Macy's and Federated.

(D) To reverse amortization of deferred expense items eliminated in connection with the acquisition of Macy's.

(E) To adjust depreciation of Macy's property and equipment to amounts based on fair market value.

(F) To adjust income tax expense (benefit) based upon an assumed composite (federal, state, and local) income tax rate of 40%.

(G) Although no adjustments have been recorded in the Unaudited Pro Forma Statements of Operations, it is estimated that Federated will have incurred expenses in connection with the consolidation of Federated's and Macy's operations of approximately $270.0 million in the 52 weeks subsequent to the acquisition of Macy's (of which approximately $190.0 million had been expensed through July 29, 1995).

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

   Federated's certificate of incorporation provides that the authorized capital stock of Federated consists of 500 million shares of Common Stock and 125 million shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

Common Stock

   The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Federated out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Federated, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares.

Preferred Stock

   The Board of Directors of Federated has the authority to issue 125 million shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, limitations, and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of the Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Stock. The issuance of the Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of Federated without further action by the stockholders.

Preferred Share Purchase Rights

   Each outstanding share of Common Stock is accompanied by one right (a "Right") issued pursuant to a share purchase rights agreement between Federated and The Bank of New York, as Rights Agent (the "Share Purchase Rights Agreement"). Each Right entitles the registered holder thereof to purchase from Federated one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), of Federated at a price (the "Purchase Price") of $62.50 per one one-hundredth of a Series A Preferred Share, subject to adjustment.

   Until the earliest to occur of the following dates (the earliest of such dates being hereinafter called the "Rights Distribution Date"), the Rights will be evidenced by the certificates evidencing shares of Common Stock: (i) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of Federated) following the first date of public announcement by Federated that a person (other than Federated or a subsidiary or employee benefit or stock ownership plan of Federated), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (any such person being hereinafter called an "Acquiring Person"); (ii) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of Federated) following the commencement of a tender offer or exchange offer by a person (other than Federated or a subsidiary or employee benefit or stock ownership plan of Federated), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Stock; and (iii) the close of business on the tenth business day following the first date of public announcement by Federated that a Flip-in Event or a Flip-over Event (as such terms are hereinafter defined) has occurred.

   The Share Purchase Rights Agreement provides that, until the Rights Distribution Date, the Rights may be transferred with and only with the Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), any certificate evidencing shares of Common Stock issued upon transfer or new issuance of Common Stock will contain a notation incorporating the Share Purchase Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Stock will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Rights

Distribution Date and such separate Rights Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Rights Distribution Date. The Rights will expire on December 19, 2004 (the "Final Expiration Date") unless earlier redeemed or exchanged by Federated as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Federated, including without limitation the right to vote or to receive dividends.

   The Purchase Price payable, and the number of Series A Preferred Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares, or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, or stock (excluding dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a Series A Preferred Share issuable upon exercise of each Right also is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or a subdivision, combination, or reclassification of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

   The Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Each Series A Preferred Share will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights will be protected by customary antidilution provisions. Because of the nature of the Series A Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Series A Preferred

Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

   Rights may be exercised to purchase Series A Preferred Shares only after the Rights Distribution Date occurs and prior to the occurrence of a Flip-in Event or Flip-over Event. A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" could precede the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase Series A Preferred Shares. A Rights Distribution Date resulting from any occurrence described in clause (i) or clause (iii) of the definition of "Rights Distribution Date" would necessarily follow the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase shares of Common Stock or other securities as described below.

   In the event (a "Flip-in Event") that (i) any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding Common Stock, (ii) any Acquiring Person merges into or combines with Federated and Federated is the surviving corporation or any Acquiring Person effects certain other transactions with Federated, as described in the Share Purchase Rights Agreement, or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of Federated which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Federated or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive upon exercise thereof at the then-current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of Federated) that have a market value of two times the exercise price of the Right.

   In the event (a "Flip-over Event") that, following the first date of public announcement by Federated that a person has become an Acquiring Person, (i) Federated merges with or into any person and Federated is not the surviving corporation, (ii) any person merges with or into Federated and Federated is the surviving corporation, but all or part of the Common Stock is changed or exchanged, or (iii) 50% or more of Federated's assets or earning power, including without limitation securities creating obligations of Federated, are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

   Following the occurrence of any Flip-in Event or Flip-over Event, Rights (other than any Rights which have become void) may be exercised as described above, upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of Rights elects to exercise Rights without the payment of the exercise price that would otherwise be payable, such holder will be entitled to receive upon the exercise of such Rights securities having a market value equal to the exercise price of the Rights. In addition, at any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Stock, Federated may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

   With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. Federated is not required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the option of Federated, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, Federated may make a cash payment, as provided in the Share Purchase Rights Agreement.

   Federated may redeem the Rights in whole, but not in part, at a price of $0.03 per Right, subject to adjustment and, in the event that the payment of such amount would be prohibited by loan agreements or indentures to which Federated is a party, deferral (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Rights Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders will have only the right to receive the Redemption Price.

   The Share Purchase Rights Agreement may be amended by Federated without the approval of any holders of Rights, including amendments which add other events requiring adjustment to the Purchase Price payable and the number of

Series A Preferred Shares or other securities issuable upon the exercise of the Rights which modify procedures relating to the redemption of the Rights, provided that no amendment may be made which decreases the stated Redemption Price to an amount less than $0.01 per Right, decreases the period of time remaining until the Final Expiration Date, or modifies a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

Certain Corporate Governance Matters

   Federated's certificate of incorporation and by-laws provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. Any additional person elected to the Board of Directors of Federated will be added to a particular class of directors to be determined at the time of such election, although in accordance with Federated's certificate of incorporation and by-laws, the number of directors in each class will be identical or as nearly as practicable thereto based on the total number of directors then serving as such.

   Federated's by-laws provide that nominations for election of directors by the stockholders will be made by the Board of Directors of Federated or by any stockholder entitled to vote in the election of directors generally.
Federated's by-laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the Commission or furnished to stockholders, or by mail, press release, or otherwise more than 75 calendar days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the date on which such announcement of the date of the meeting was so communicated. Federated's by-laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholders and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of Federated if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

   In addition to the provisions relating to the classification of the Board of Directors and the director nomination procedures described above, Federated's certificate of incorporation and by-laws provide, in general, that (i) the number of directors of Federated will be fixed, within a specified range, by a majority of the total number of Federated's directors (assuming no vacancies) or by the holders of at least 80% of Federated's voting stock, (ii) the directors of Federated in office from time to time will fill any vacancy or newly created directorship on the Board of Directors of Federated with any new director to serve in the class of directors to which he or she is so elected, (iii) directors of Federated may be removed only for cause by the holders of at least 80% of Federated's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (v) except as described below, special meetings of stockholders may be called only by Federated's Chief Executive Officer or by a majority of the total number of directors of Federated (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by Federated's Chief Executive Officer or by a majority of the total number of directors of Federated (assuming no vacancies), and (vi) subject to certain exceptions, the Board of Directors of Federated may postpone and reschedule any previously scheduled annual or special meeting of stockholders. Federated's by-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by Federated by press release or inclusion in a report filed with the SEC or furnished to stockholders more than 75 calendar days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth calendar day following the day on which such announcement of the date of the meeting was so communicated. Federated's by-laws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made including their names and addresses, the class and number of shares of Federated, that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 15% of Federated's voting stock, the

Board of Directors of Federated will be required to call a meeting of stockholders for the purpose specified in such written request and fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 calendar days after the date of receipt of notice of such meeting), provided that in the event that the Board or Directors of Federated calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board of Directors of Federated include (among others) the purposes specified in such written request of the stockholders.

   Under applicable provisions of Delaware law, the approval of a Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. Federated's certificate of incorporation and by-laws provide that (i) except as described below, the provisions summarized above and the provisions relating to the classification of the Board and nominating procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of Federated's voting stock, voting together as single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals require by law, including approval by the Board of Directors of Federated with respect to any amendment to Federated's certificate of incorporation), such action will be effective as of one year from the date of adoption, or (ii) Federated's by-law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Board without stockholder approval.

   Federated is subject to Section 203 of the DGCL, which restricts the consummation of certain business combination transactions in certain circumstances. In addition, Federated's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the DGCL that restrict business combination transactions with (i) any person or group that became or is deemed to have become the beneficial owner of 15% or more of the voting stock of Federated as a result of its receipt of Common Stock or warrants pursuant to the plan of reorganization that thereafter becomes the beneficial owner of an additional 1% or more of the voting stock of Federated and (ii) any other person or group that becomes the beneficial owner of 15% more of the voting stock of Federated.

   The foregoing provisions of Federated's certificate of incorporation, the provisions of its by-laws relating to advance notice of stockholder nominations, and the provisions of the Share Purchase Rights Agreement (see "--Preferred Share Purchase Rights") may discourage or make more difficult the acquisition of control of Federated by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Federated first to negotiate with Federated. Federated's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing Federated's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure Federated that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Item 7.   Financial Statements, Pro Forma Financial
          -----------------------------------------
          Information and Exhibits.
          -------------------------


The following exhibits are filed herewith:

12    Statement of Computation of Ratios

23.1  Consent of Price Waterhouse LLP

23.2  Consent of Deloitte & Touche LLP

99.1 (i) Consolidated financial statements of Broadway as of January 28, 1995 and January 29, 1994 and for each of the two fiscal years ended January 28, 1995, the 17 weeks ended January 30, 1993 and the 35 weeks ended October 3, 1992 and (ii) unaudited consolidated financial statements of Broadway as of July 29, 1995 and for the 26 weeks ended July 29, 1995

99.2 (i) Consolidated financial statements of Macy's as of July 30, 1994 and July 31, 1993 and for each of the fiscal years ended July 30, 1994, July 31, 1993, and August 1, 1992 and (ii) unaudited consolidated financial statements of Macy's as of October 29, 1994 and for the 13 weeks ended October 29, 1994

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              FEDERATED DEPARTMENT STORES, INC.




Date:  September 21, 1995     By: /s/ Dennis J. Broderick
                                 ---------------------------
                                 Dennis J. Broderick
                                 Senior Vice President,
                                 General Counsel and
                                 Secretary

                                  EXHIBIT INDEX
                                  -------------



  Exhibit
  Number                    Description                    Page
  ------                    -----------                    ----

 12        Statement of Computation of Ratio

 23.1      Consent of Price Waterhouse LLP

 23.2      Consent of Deloitte & Touche LLP

 99.1 (i) Consolidated financial statements of Broadway as of January 28, 1995 and
           January 29, 1994 and for each of the two fiscal years ended January 28, 1995, the 17 weeks ended January 30, 1993, and the 35 weeks ended October 3, 1992 and (ii) unaudited consolidated financial statements of Broadway as of July 29, 1995 and for the 26 weeks ended
           July 29, 1995

 99.2 (i) Consolidated financial statements of Macy's as of July 30, 1994 and July 31, 1993 and for each of the fiscal years ended July
           30, 1994, July 31, 1993, and August 1, 1992
           and (ii) unaudited consolidated financial statements of Macy's as of October 29, 1994 and for the 13 weeks ended October 29, 1994